Exhibit 99.1

CVR Energy Announces Cash Dividend of 75 Cents Per Quarter, Raising Dividend to $3.00 Annually

SUGAR LAND, Texas (May 29, 2018) – CVR Energy, Inc. (NYSE: CVI) today announced a second quarter 2018 cash dividend of 75 cents per share. The increase of the quarterly dividend from 50 cents to 75 cents per share each quarter, or $3.00 annually, represents an annualized increase of $1.00 per share. The dividend, as declared by CVR Energy’s Board of Directors, will be paid on Aug. 13, 2018, to stockholders of record on Aug. 6, 2018.

“Increasing CVR Energy’s quarterly dividend to 75 cents a quarter, or $3.00 annually, reflects the strength of our balance sheet and the exceptional operating performance of our business segments,” said Dave Lamp, chief executive officer. “CVR Refining’s strategically located assets, coupled with flexible refining configurations and reliable operations, are well positioned to capture constructive refining market conditions, including regional crude spreads and diesel cracks. Going forward, CVR Energy will remain committed to providing outstanding value to its stockholders.”

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Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 66 percent of the common units of CVR Refining and 34 percent of the common units of CVR Partners.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Energy, Inc.
(281) 207-3588
InvestorRelations@CVREnergy.com

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com